EXHIBIT 99.1

MEMORANDUM
Stock Pricing Results
The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective April 23, 2007. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $43.86 per share, an increase of $1.08 (2.5%) per share compared to $42.78 per share as of January 21, 2007 and an increase of $2.61 per share (6.3%) since April 21, 2006.
A $3M increase in stockholders’ equity contributed $0.30 per share increase to the stock price. Two-year earnings per share (as defined for stock pricing purposes) grew by 1% causing an $0.18 increase in stock price from the earnings/share term. The growth factor, computed without Spiral 2006 contract profit, increased by 2% allowing the growth term to contribute $0.60 per share to stock price growth, the second consecutive quarter where the growth term made a positive contribution to stock price growth.
Quarterly Stock Trade
We anticipate liquidity will be approximately $1,500K for quarterly pro rata repurchases on the May 21 trade date, consistent with the previous two trades, due to continuing repurchase of stock from terminating employees. The deadline for offers for the next trade date is Monday, May 21, 2007. As previously communicated to “all hands,” the SPARTA Stock Transaction and Reporting System (STaRS) is operational and must be the sole means of entering offers for the May 21 trade. Shares acquired less than 6 months prior to the stock trade date, i.e. after November 21, 2006, may not be offered. This includes shares acquired by exercising options, from year-end bonuses, profit sharing and 401(k) contributions, and Rabbi Trust awards. The process for submitting offers through STaRS is as follows:
1.	Enter one Stock Transaction Request (STR) in STaRS comprising your full offer.

2.	STaRS will automatically calculate your Estimated Repurchase Limit (ERL). The ERL represents the standard quarterly repurchase amount ($5,000), adjusted for stock option exercise debits/credits and stock option exercise loan payments. If your offer exceeds your ERL, STaRS will automatically break out your request into two STRs: (a) an ERL STR and (b) a Pro Rata STR. If your offer does not exceed your ERL, there will only be an ERL STR.

3.	Print out both the ERL and Pro Rata STR forms (as applicable) prepared by STaRS and sign them, and submit them to the CBO with the applicable stock certificates, as described below.

4.	Submit stock certificates just as if you were using the Excel-based stock transaction request forms. For the ERL ($5,000) STR, the signed/witnessed stock certificate(s) must accompany the original ERL STR. For the Pro Rata STR, stock certificates associated with this second transaction request should not be included (unless a portion of the certificate is included in the ERL STR offer), because the actual amount any offerer will be permitted to sell in the Pro Rata sale is subject to pro rata allocation in proportion to the stockholdings of the offerers.

5.	For the Pro Rata sale, sellers will be notified shortly after May 21 of the results of the pro rata allocation. Based on the allocation, STaRS will automatically update your Pro Rata STR. You must print out the updated Pro Rata STR (located in the document archive section in STaRS), sign it, and submit it to the CBO. You must also submit the signed/witnessed stock certificates identified on the revised Pro Rata STR. Proceeds from the pro rata sale will be forwarded to the sellers in early July 2007, approximately six weeks after the trade date.
You must submit the original signed STR(s) and applicable stock certificates to the CBO Stock Administrator no later than close of business on May 21. Stockholders wishing to offer stock for repurchase should send the STR form addressed to the CBO Stock Administrator, at least a few days prior to May 21. (Please note the change of address from Diane Lavoie to CBO Stock Administrator, a change being implemented to streamline the stock transaction process at the CBO now that several people are involved in that process.) No transaction will be processed unless the original signed stock transaction request, and if applicable, signed/witnessed stock certificates are received in the CBO by the May 21 deadline. Forms that are emailed or faxed will not be accepted. Repurchase requests received after May 21 will not be honored regardless of the reason for late arrival, so send them early.
New Contracts
First quarter contract actions with an annual value of at least $1M are summarized in the table below. Broken out by strategic business area, Missile Defense gained $184M, and Intelligence $3.4M.

Opn	W/L	Program	Customer	P/S	Amt ($M)	Dur (Yr)	Type
ASTO	Win	Sys Engrg SETA	MDA	P	154	5	SS Follow-on
ASTO	Win	Decision Architecture	MDA	P	15	2	SS Add-on
SASO	Win	TR SETA	MDA	P	15	1	SS Add-on
ACTO	Win	P1	FBI	P	1	1	SS Add-on
ACTO	Win	P2	FBI	P	1.2	1	SS Add-on
ACTO	Win	STILETTO	Classified	P	1.2	0.75	SS Add-on
Total Wins					$187.4M
DSTO	Loss	Guardian SETA	Kalman	S	12.5	5	Competitive
DSTO	Loss	Brunei Homeland Sec	WGI	S	16	1	Competitive
Total Losses					$28.5M
SS = Sole Source
In addition, as a subcontractor to SAIC, DSTO won a competitive IDIQ contract for the Defense Information Systems Agency’s ENCORE II program valued at $10M over ten years. However that award is currently under protest and will not be resolved until the second or third quarter of 2007.
2007 Business Performance
In what follows, the comparison of first quarter performance with that of the previous quarter and that of the first quarter of 2006 excludes the contributions from Spiral Technology which was spun off on December 29, 2006. In addition, the comparison excludes the effect of adjustments for subcontractor and other invoices that will be accrued subsequent to the calculation of the stock price and will be included in the consolidated financial statements in our SEC Form 10-Q. (See Note on page 5.)
First quarter sales were $70.6M, a 7% decrease from the previous quarter and a 3% increase from the first quarter of 2006. Direct labor of $20.1M was 6% more than the previous quarter and 3% more than the first quarter of 2006. First quarter sales fell 1% short of our plan for 2007, while direct labor exceeded plan by 4%.

At the end of the first quarter, twelve-month contract backlog was $270.7M, an increase of 3% from the fourth quarter and 2% from the first quarter of 2006. Multi-year contract backlog was $677M, a decrease by 9% from the fourth quarter and 21% from the first quarter of 2006.
In the first quarter, we hired 22 people, 28 fewer than in the fourth quarter of 2006, corresponding to a recruiting rate of 1.9%. We had 49 terminations (4.1% turnover rate), which was 8 more than in the previous quarter. Of the 49 who left, 27 took jobs at other companies or in the government. At the end of the first quarter, we had a full-time equivalent staff of 1,162 people, a net decrease of 39 people for the quarter.
2007 Financial Performance
The following comparison of first quarter financial performance with that of the previous quarter and that of the first quarter of 2006 excludes the effect of adjustments for subcontractor and other invoices that will be accrued subsequent to the calculation of the stock price and will be included in the consolidated financial statements in our SEC Form 10-Q. (See Note on page 5.) Net earnings values in 2006 include the earnings of our discontinued operation, Spiral Technology.
Net earnings for the first quarter were $4.5M, a 15% increase from the previous quarter. Profitability (net earnings as a percent of sales) was 6.4%, an increase from 5.9% the first quarter of 2006 and 5.6% for all of 2006. Stockholders’ equity was $64.1M at the end of the first quarter, a $3.2M increase (5%) from the fourth quarter of 2006.
Collection of receivables remained strong in the first quarter with year-to-date (YTD) Days Sales Outstanding (DSO) at 56 days, a 5 day decrease from the 2006 YTD value and a 12 day decrease from the YTD average at the end of the first quarter of 2006. Cash and investments decreased by $1.2M (3%) to $37.1M in the first quarter, compared to the fourth quarter of 2006. Compared to the first quarter of 2006, cash and investments increased by $4.1M (12%)
In the first quarter, we made scheduled promissory note principal payments of $1,278K, up slightly from $1,033K in the previous quarter, and we issued no new promissory notes. Thus the promissory note balance decreased to $11.2M, a 10% decrease. At the end of the quarter, cash and investments ($37.1M) exceeded the sum of our income tax liabilities and promissory note obligations ($13.4M) by $23.7M, a decrease of $1.3M (5%) from the previous quarter but an increase of $2.7M (13%) from the first quarter of 2006.
2007 Outlook
The business plan for 2007, which is the basis of our operating budget, calls for $285M in sales and $77.6M in direct labor. First quarter sales were essentially on plan with direct labor and profit exceeding plan by 4%. Current projections based on contracts in place and projected new work suggest that we will meet, and possibly slightly exceed, the plan for the year.
We have identified several new opportunities for 2007, amounting to over $1B in total, unweighted multi-year value. Because of schedule issues, success in pursuing these opportunities will not have a major impact on our 2007 performance but they could have a major impact on our end-of-year contract backlog and thus the outlook for 2008. Certainly the schedule for some of these procurements will slip and perhaps some may be cancelled. Nonetheless, should we win a reasonable portion of the rest, we would put ourselves back on track for double-digit growth in 2008. This is the dominant priority for the next several months.
Outlook for Near-Term Stock Prices
We normally are able to estimate fairly accurately our net earnings over the next three to six months, and since SPARTA’s stock price is set by a formula, this allows us to project the SPARTA stock price three to six months downstream with fairly good accuracy. The two dominant parameters most influencing future stock prices are our quarterly net earnings and our projection of future (next 12 month) contract profits. Currently, we estimate net earnings (as used for stock pricing) to be about $4.9M in the second quarter of 2007 and $9.6M for the total of the second and third quarters. Our current (as of April 1, 2007) projection of 12 month contract profits is $28.6M. The table below shows the estimated SPARTA stock prices expected to be established as of the next two stock pricing dates (July 21 and October 21) for the estimated value of net earnings in the next two quarters and the current value of projected contract profits, and for the normal band of uncertainty for these terms.

Proj’d 12 mo			Change from
Contract Profits as	Second Quarter	July 21	April 21 Stock
of June 30	Net Earnings	Stock Price	Price
$28.6M	$4.9M	$44.44	+ $0.58
28.6	5% Higher	44.68	+ 0.77
28.6	5% Lower	44.25	+ 0.39
3% Higher	$4.9M	45.24	+ 1.38
3% Lower	$4.9M	43.66	- 0.20

Proj’d 12 mo			Change from
Contract Profits as	Next 6 months	Oct 21	April 21 Stock
of Sept 30	Net Earnings	Stock Price	Price
$28.6M	$9.6M	$45.49	+ $1.63
28.6	5% Higher	45.88	+ 2.02
28.6	5% Lower	45.11	+ 1.25
5% Higher	$9.6M	46.83	+ 2.97
5% Lower	$9.6M	44.19	+ 0.33
     All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

SPARTA, INC.
OPERATING RESULTS
AS OF MARCH, 2007

Business Results	For the three months ended		For the twelve months ended
(in $K, unless otherwise noted)	MAR 07	MAR 06	MAR 07	MAR 06
Sales ($M)	$70.6	$71.2	$297.7	$283.2
Sales excluding ST ($M)	$70.6	$68.4	$290.1	$272.5
Contract Profits	7,815	7,408	30,660	30,215
Contract Profits excluding ST	7,815	7,269	30,290	29,656
Gross Profits (incl. SIT and Misc Income)	8,040	7,658	31,627	31,316
Gross Profits excluding ST (incl. SIT and Misc Income)	8,040	7,508	31,241	30,665
Net income Per GAAP (incl. FAS 123R and unallowable comp.)	4,540	4,200	17,011	16,993
For Stock Pricing (excl. FAS 123R and unallowable comp.)	4,853	4,601	18,910	18,447
Stock tax benefit	321	551	4,537	6,120
Stock sales — Receivable	(132)	(221)	423	(57)
Deferred Stock (Rabbi Trust)	(261)	(43)	(160)	(65)
Stock sales — exercise	2,891	3,481	14,895	16,460
Stock sales — retirement plans	2,160	2,204	6,196	6,046
Stock sales — bonus	798	1,257	798	1,257
Total Stock Sales	5,849	6,942	21,889	23,763
Stock repurchases:
- Cash	7,144	8,388	43,159	29,425
- Promissory notes	0	738	6,964	738
Total Stock Repurchases	7,144	9,126	50,123	30,163

Business Projections and Backlog (in $M,	At MAR. 31,	At DEC. 31,	At MAR. 31,
unless otherwise noted)	2007	2006	2006
Contract backlog	270.7	262.3	272.5
Proposal backlog	73.2	79.0	70.2
Twelve month projected sales	293.4	283.7	294.5
Twelve month projected earnings ($K)	30,639	29,798	30,109

	At MAR. 31,	At DEC. 31,	At MAR. 31,
Breakdown of Stockholder's Equity ($M)	2007	2006	2006
Stock sales (excluding FAS 123R)	$109.18	$103.15	$86.93
Stock sales receivables	(0.38)	(0.25)	(0.80)
Deferred stock compensation	(0.56)	(0.30)	(0.40)
Stock repurchases	(145.79)	(138.65)	(95.67)
Stock tax benefit	28.66	28.41	24.27
Retained earnings	73.03	68.49	56.01

Stockholders’ Equity	$64.14	$60.86	$70.35

Stock Promissory Notes	11.21	12.49	8.44

Net Worth	$75.35	$73.35	$78.79

Cash on Hand	$40,264	$38,139	$36,536

	At MAR. 31,	At DEC. 31,	At MAR. 31,
Stock Notes ($M)	2007	2006	2006
Total note balance	$11.21	$12.49	$8.44
Long-term subordinated	$7.20	$8.07	$5.78
Note: The values in the above table for sales, contract profits, gross profits, net income and retained earnings are preliminary, and reflect the values used in computing the formula stock price. The values reported in the Company’s quarterly and annual financial statements, as filed on SEC Forms 10-Q and 10-K, reflect adjustments for subcontractor and other invoices accrued subsequent to the calculation of the stock price, but which pertain to the applicable period’s operating results.

STOCK PRICE CALCULATION
(Business Data as of 03/31/2007)

	Equity		Growth		Earnings
	Term		Term		Term

PRICE =	SE+SN+CX SI+SV	+	7 x FG	x	(2 YR AVG	NP+STB SI+SV)

Stock Ownership		Equity Term ($K)
Shares Issued (SI) Option Vested (SV)	4,847 868 5,716	Stockholders Equity (SE) Subordinated Notes (SN) (Long Term Portion) Cost to Exercise SV (CX)	64,140 7,199 25,120

		SE + SN + CX =	96,459
Equity Term/Share

SE+SN+CX		96,459
SI+SV	=	5,716	=	$16.877
Growth Term (FG)

Contract Profits ($K) excluding ST Past 12 Months	30,290
Past 24 Months	59,946
12 Month Projection	28,643	(Contract Backlog + Weighted Proposal Backlog)
FG = [{Past 12 Months + 12 Months Projection} / Past 24 Months]2
FG = [( 30,290 + 28,643 ) / 59,946]2 = 0.967

Earnings Term ($K)					Previous 7 Quarters
Net Income for Quarter, for Stock Pricing (NP, $K)			=	4,853	0.897
					1.137
Stock Tax Benefit		(STB)	=	321	1.100
					0.841
Quarter	NP+STB	= (4,853 + 321 ) / 5,716			0.952
	SI+SV	=		0.905	1.044
					1.100

2 YR AVG	NP+STB	= (0.905 + 7.071) / 2			7.071
	SI+SV	=		3.988
Stock Price Computation
Note: Growth Term may not exceed 1.500
Price/Share = $16.877 + 7 x 0.967 x 3.988 = $43.86